Datigen.com, Inc.

                                                              February 28, 2005

Purisys, Inc.
203 Piaget Avenue
Clifton, NJ 07011
Attn: Aharon Y. Levinas

Dear Shykee,

         Reference is hereby made to the Binding Letter of Intent dated December 15, 2004 (the "LOI") between Datigen.com, Inc. and Purisys, Inc. Capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the LOI.

         In further continuation of the Transaction, due to unexpected delay in consummating the Transaction, Purchaser is advancing Seller an additional $170,000. Said amount shall be used by Seller to cover day-to-day operations, finalize the purchase of 5,000 retail package units and commence the purchase order for 5,000 wholesale package units. Seller agrees that these units and all rights thereto, including without limitation, revenues from the sale of any such units, shall be part of the Assets.

         Purchaser and Seller agree that said sum of $170,000, plus the previous amount of $120,000 paid to Seller pursuant to the LOI, shall be used to reduce the amount of equity investments in Purchaser at the closing of the Transaction.

         All other terms and provisions of the LOI shall be in effect.

                                                       DATIGEN.COM, INC.


                                                       By:/s/ Amir Uziel
                                                          ---------------------
                                                       Amir Uziel, President
Agreed and confirmed:

PURISYS, INC.


/s/ Aharon Y. Levinas
---------------------
Aharon Y. Levinas

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